Exhibit 99.1

To Our Valued Shareholders:

December 19th, 2024

We are writing to inform you of a significant development regarding the financial and operational future of Trans American Aquaculture LLC (TAA), a wholly owned subsidiary of Gold River Productions Inc, DBA Trans American Aquaculture. Due to the note holder filing a deed in lieu foreclosure and the need to protect our key assets, on Friday, December 13, 2024, Trans American Aquaculture LLC filed for Chapter 11 bankruptcy protection under the United States Bankruptcy Code. This decision was not made lightly and reflects our commitment to preserving the value of our company and securing a path forward for sustainable operations and growth.

The Chapter 11 process provides us with the opportunity to restructure our obligations while continuing our day-to-day operations. Our primary objectives during this process are:

1.	Preserving Key Assets: We are taking all necessary steps to protect the critical assets that form the foundation of our business, ensuring that they remain operational and productive.

2.	Maintaining Operations: We will continue to develop our shrimp genetics and broodstock and uphold our obligations to the extent possible under the guidance of the bankruptcy court.

3.	Developing a Viable Go-Forward Plan: Our leadership team is actively working on a comprehensive restructuring plan aimed at reducing debt, optimizing resources, and positioning the company for success.

We understand that this news may raise concerns, and we want to assure you that our team is committed to transparency and collaboration throughout this process. We firmly believe that the restructuring enabled by Chapter 11 will allow us to emerge as a stronger, more resilient company capable of delivering value to our stakeholders.

In the coming weeks and months, we will keep you informed of our progress and key milestones. If you have any immediate questions or concerns, please do not hesitate to contact David Langston with Mullin Hoard & Brown, LLP @ dlangston@mhba.com (806) 765-7491. For reference please see the below:

Case Name:	Trans American Aquaculture, LLC
Case Number:	24-10217

We deeply appreciate your patience and continued support as we navigate this challenging but necessary step toward revitalizing TAA. We remain optimistic about our ability to successfully restructure and emerge from this process with a renewed focus on innovation, growth, and success.

Thank you for standing with us during this pivotal time.

Sincerely,

Adam Thomas
CEO
Trans American Aquaculture